[SciClone Pharmaceuticals, Inc. Letterhead]

                                 August 26, 1997


Dear Fellow Shareholders:

     The Board of Directors of SciClone Pharmaceuticals, Inc. ("SciClone") has adopted a Shareholder Rights Plan (the "Plan"). We have enclosed a summary of the principal terms of the Plan and we urge you to read it carefully.

     The Plan is designed to protect your interests in the event the Company is confronted with an unsolicited takeover attempt. The Plan contains provisions designed to deter unsolicited offers that do not treat all Shareholders equally, acquisitions of significant blocks of shares in the open market without paying a control premium and other coercive takeover tactics which may impair the Board's ability to represent your interests fully. These tactics unfairly pressure Shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their Common Stock. The Plan is similar to plans adopted by over 1,500 publicly held companies, and was adopted by the Board of Directors after consultation with the Company's investment bankers and counsel. We consider the Plan to be an effective tool in protecting your equity investment, while not preventing a fair acquisition offer.

     The Plan is not intended to prevent a takeover of the Company and will not do so. It is designed to deal with unilateral actions by a hostile acquiror that are calculated to deprive the Board and the Company's Shareholders of the ability to take actions to maximize Shareholder value. The Plan does not preclude the Board from considering or accepting an offer to acquire all or part of the Company, if the Board believes the offer to be in the best interests of the Company's Shareholders. The Plan has not been adopted in response to any known effort to acquire control of the Company.

     The adoption of the Plan does not weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or you, and will not change the way in which you can trade the Company's stock. As explained in detail in the enclosed summary of the Plan, the Rights can only be exercised if and when a situation arises which the Plan was created to address.

     You are not required to take any action at this time. We recommend, however, that you read the enclosed summary of the many features of the Plan, and retain the summary with your SciClone stock certificates or records. If you should require further information, a copy of the Plan is available from the Company's Secretary.

     The Board believes that the adoption of the Plan represents a sound and reasonable means of preserving the long-term value of the Company for all of its Shareholders. We want to thank all Shareholders for their continued support.


                                                   Very truly yours,

                                                   /s/ Donald R. Sellers
                                                   -----------------------------
                                                   Donald R. Sellers
                                                   President and Chief Executive
                                                   Officer

UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, BENEFICIALLY OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS AGREEMENT) OR AN ASSOCIATE OR AFFILIATE (AS DEFINED IN THE RIGHTS AGREEMENT) THEREOF AND CERTAIN TRANSFEREES THEREOF WILL BE NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.


                         SCICLONE PHARMACEUTICALS, INC.

                               Summary of Terms of
                                Rights Agreement


Nature of Right:         When exercisable, each Right (a "Right") will initially
                         entitle the holder to purchase one one-hundredth of a share of Series B Preferred Stock ("Preferred Stock") of SciClone Pharmaceutical, Inc. (the "Company").

Means of Distribution:   The  Rights  will  be  distributed  to  holders  of the
                         Company's outstanding Common Stock as a dividend of one
                         Right for each share of Common Stock. The Rights will also be attached to all future issuances of Common
                         Stock prior to the Distribution Date (as defined below).

Exercisability:          Rights  become  exercisable  on the earlier of: (i) the
                         tenth day following the date of public  announcement by
                         the  Company or by any  person or group (an  "Acquiring
                         Person")   that  such  person  or  group  has  acquired
                         beneficial  ownership  of 15% or more of the  Company's
                         outstanding  Common Stock,  or (ii) the tenth  business
                         day  (unless  extended by the Board prior to the time a
                         person  becomes  an  Acquiring  Person)  following  the
                         commencement,   or  announcement  of  an  intention  to
                         commence, by any person or group of a tender or exchange offer which would result in such person owning
                         15% or more of the outstanding Common Stock of the Company (the earlier of such dates is referred to as the "Distribution Date"), provided that an Acquiring
                         Person does not include an Exempt Person (as such term is defined in the Rights Agreement). Rights will trade separately from the Common Stock once the Rights become exercisable.

Exercise Price:          $30 per share, which is the amount that in the judgment
                         of the Board of Directors represents the long-term value of the Common Stock over the term of the Rights
                         Agreement (the "Exercise Price").

Term: The Rights will expire upon the earlier of (i) ten years after the date of issuance, or July 24, 2007 or
                         (ii) redemption or exchange by the Company as described below.

Redemption of Rights:    Rights are  redeemable  at a price of $0.001 per Right,
                         by the vote of the Company's Board of Directors, at any time until the occurrence of a Flip-In Event (defined below).

Preferred Stock:         The Preferred  Stock  purchasable  upon exercise of the
                         Rights will be nonredeemable and junior to any other series of preferred stock the

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


                         Company may issue (unless otherwise provided in the terms of such other series). Each share of Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $75.00 or b) 100 times the dividend declared on each share of Common Stock. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $3,000 per share, plus accrued dividends to the date of distribution whether or not earned or declared, or (b) an amount per share equal to 100 times the aggregate payment to be distributed per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other securities, cash and/or other property, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares (in integral multiples of one one-hundredth) of Preferred Stock will be issuable; however, the Company may elect to distribute depository receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Rights in Event of       In the  event  that  an  Acquiring  Person  engages  in
Self-Dealing             certain self-dealing  transactions with the Company, or
Transaction or           a Person becomes the beneficial owner of 15% or more of
Acquisition of           the  outstanding  Common Stock  ("Flip-In  Events"),  a
Substantial Amount       holder a Right  thereafter  has the right to  purchase,
of Common Stock:         upon payment of the then  current  Exercise  Price,  in
                         lieu of one one-hundredth of a share of Preferred Stock
                         per outstanding  Right, such number of shares of Common
                         Stock  having  a  market  value  at  the  time  of  the
                         transaction  equal to the  Exercise  Price  divided  by
                         one-half  the Current  Market  Price (as defined in the
                         Rights Agreement) of the Common Stock.  Notwithstanding
                         the foregoing,  Rights held by the Acquiring  Person or
                         any   Associate   or   Affiliate   thereof  or  certain
                         transferees will be null and void and no longer be transferable.

                         Self-dealing transactions are defined to include a consolidation, merger or other combination of an Acquiring Person with the Company in which the Company is the surviving corporation, the transfer of assets to the Company in exchange for securities of the Company, or otherwise obtain securities of the Company (other than in a pro rata distribution to all shareholders), the sale, purchase, transfer, distribution, lease, mortgage, pledge or acquisition of assets by the Acquiring Person to, from or with the Company on other than an arm's length basis, compensation to an Acquiring Person for services (other than for employment as a regular or part-time employee or director on a basis consistent with the Company's past

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


                         practice), a loan or provision of other financial assistance (except proportionately as a shareholder) to an Acquiring Person or the licensing, sale or other transfer of proprietary technology or know-how from the Company to the Acquiring Person on terms not approved by the Board of Directors or a reclassification, recapitalization or other transaction with the effect of increasing by more than 1% the Acquiring Person's proportionate share of any class of securities of the Company.

Rights in Event of       If,  following the occurrence of a Flip-In  Event,  the
Business Combination:    Company is  acquired by any person in a merger or other
                         business  combination  transaction  in which the Common
                         Stock is exchanged or converted or in which the corporation is not the surviving corporation, or 50% or more of its assets or earnings power are sold to any person, each holder of a Right (other than an Acquiring
                         Person, or Affiliates or Associates thereof) shall thereafter have the right to purchase, upon payment of the then current Exercise Price, such number of shares of common stock of the acquiring company having a current market value equal to the Exercise Price divided by one-half the Current Market Price of such common stock.

Exchange Option:         In the  event  (i)  any  person  or  group  becomes  an
                         Acquiring   Person   or  (ii)  any  of  the   types  of
                         transactions,  acquisitions  or other events  described
                         above as self-dealing  transactions occur, and prior to
                         the  acquisition by such person or group of 50% or more
                         of the  outstanding  shares of Common Stock,  the Board
                         may  require  all or  any  portion  of the  outstanding
                         Rights  (other  than  Rights  owned  by such  Acquiring
                         Person  which have  become  void) to be  exchanged  for
                         Common Stock on a pro rata basis,  at an exchange ratio
                         of one share of Common Stock or one  one-hundredth of a
                         share of  Preferred  Stock (or of a share of a class or
                         series  of  the   Company's   Preferred   Stock  having
                         equivalent rights, preferences and privileges), per Right (subject to adjustment).

Fractional Shares:       No  fractional  shares of Common  Stock  will be issued
                         upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of Common Stock.

Adjustment:              The Exercise Price payable, and the number of shares of
                         Preferred   Stock  or  other   securities  or  property
                         issuable,  upon  exercise  of the Rights are subject to
                         adjustment from time to time to prevent dilution (i) in
                         the event of a stock  dividend  on,  or a  subdivision,
                         combination or reclassification of the Preferred Stock,
                         (ii) upon the grant to holders of the  Preferred  Stock
                         of  certain   rights  or  warrants  to  subscribe   for
                         Preferred Stock or convertible  securities at less than
                         the  current  market  price of the  Preferred  Stock or
                         (iii) upon the distribution to holders of the Preferred
                         Stock of evidences of indebtedness or assets (excluding
                         dividends   payable   in   Preferred   Stock)   or   of
                         subscription rights or warrants (other than those referred to above). The number of Rights associated with each share of Common Stock is also subject to adjustment in the event of a stock split of the Common
                         Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock

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


                         occurring, in any such case, prior to the Distribution Date.

Rights as Shareholder:   The Rights themselves do not entitle the holder thereof
                         to any rights as a shareholder, including, without limitation, voting rights or to receive dividends.

Amendment of Rights:     Until the Rights become nonredeemable, the Company may,
                         except with respect to the redemption price, amend the Agreement in any manner. After the Rights become nonredeemable, the Company may amend the Agreement to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions, to shorten or lengthen any time period under the Rights Agreement, or to change or supplement any provision in any manner the Company may deem necessary or desirable, provided that no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person or its Affiliates or Associates) or cause the Rights to again be redeemable or the Agreement to again be freely amendable.



     A copy of the Rights Agreement is available, free of charge, from the Company, 901 Mariner's Island Boulevard, San Mateo, California, 94404,
     Attention: Secretary. This summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended from time to time, which is incorporated in this summary description by reference.

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